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                                                                  Exhibit 99.7

                       CODE OF BUSINESS CONDUCT AND ETHICS

                              OHIO LEGACY CORP AND
                             OHIO LEGACY BANK, N.A.


I.       BACKGROUND

         A.       PURPOSE

                  This Code of Conduct reaffirms our basic policies of ethical conduct for directors and staff members of Ohio Legacy Corp ("Company") and Ohio Legacy Bank, N.A. ("Bank") (collectively "Legacy"). The foundation of our policy consists of basic standards of business as well as personal conduct:

                  1. Honesty and candor in our activities, including observance of the spirit, as well as the letter, of the law.

                  2. Avoidance of conflicts between personal interests and the interests of Legacy, or even the appearance of such conflicts.

                  3. Respecting the confidentiality of information obtained in the course of business.

                  4. Maintenance of our reputation and avoidance of activities which might reflect adversely on Legacy.

                  5.       Integrity in dealing with Legacy's assets.

         B.       OBJECTIVE

                  Legacy has established this policy to assist its employees in understanding and carrying out this mandate for honesty, integrity, and high standards of conduct:

                  1. Legacy's reputation for integrity is its most valuable asset and is determined by the conduct of its employees.

                  2. Each employee must manage his/her personal and business affairs so as to avoid situations that might lead to a conflict or even suspicion of a conflict between self-interest and duty to Legacy, its customers, and its shareholders.

                  3. No position with Legacy must ever be used, directly or indirectly, for private gain, to advance personal interests, or to obtain favors or benefits for an employee, a member of his/her family, or any other person.


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         C.       DEFINITION AND SCOPE

                  The terms "employee" or "employees" as used in this policy statement include all directors, officers, employees, attorneys and agents of Legacy. Additionally, "insiders" (directors, officers and principal shareholders) are also subject to the provisions of Legacy's Insider and Affiliate Credit Policy and other Policies and Codes as may apply to them as a result of their relationship with Legacy.


II.      CONFLICTS OF INTEREST

         A.       CONFLICTS OF INTEREST:  GENERAL

                  The primary principle underlying conflicts of interest is that employees must never permit their personal interests to conflict or appear to conflict with the interests of Legacy or its customers. Even the appearance of a conflict between personal gain and the interests of Legacy erodes the trust and confidence on which our reputation rests. An employee should not represent Legacy in any transaction where he or she has any material connection or significant financial interest. Examples of material connections would include relatives or close personal friends, whether the transaction involves them as individuals or as principals in a firm doing business with Legacy.

                  Examples of a significant financial interest would include the employee's involvement as proprietor, partner, or joint venture in a firm doing business with Legacy. It would also include a situation where the employee has a large enough investment in a corporation-- especially a small corporation--to permit him to influence the corporation's policies and decisions. The employee should avoid transactions involving any of the above circumstances, for otherwise a conflict of interest would exist. By "transactions," we are talking not only about authorizing and making loans, but also about such things as approval of overdrafts; authorizing or accepting checks on uncollected funds; waiving of late charges, overdraft charges, or other normal fees; and waiving of financial statements or collateral documents.

         B.       HOSPITALITY TO PUBLIC OFFICIALS

                  Acts of hospitality toward public officials should never be on such a scale or of such a nature as might tend to compromise or give the impression of compromising the integrity or the reputation of either the public official or Legacy. When appropriate hospitality is extended, it should be with the expectation that it will become a matter of public knowledge.

         C.       DEALING WITH SUPPLIERS

                  Employees must award orders, contracts, and commitments to suppliers of goods or services without favoritism. Legacy business of this nature must be conducted strictly on the basis of merit and, whenever appropriate and feasible, competitive bidding.

         D.       FAIR COMPETITION

                  Under no circumstances should employees enter into arrangements or agreements with competitors. This includes such matters as (1) pricing, (2) marketing policies and strategies, and (3) official management interlocks with nonaffiliates. In the pricing area in particular, discussions with competitors about future pricing plans are strictly forbidden.





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         E.       LOANS TO DIRECTORS, EXECUTIVE OFFICERS, AND THEIR
                  RELATED INTERESTS

                  Federal regulations impose certain restrictions on loans by the Bank to directors, principal shareholders, and executive officers of the Bank. The limitations also extend to those companies or entities in which a director or executive officer has an ownership or controlling interest, called a "related interest." Federal regulations also impose certain restrictions on loans by the Bank to principal shareholders and their related interests. In addition to certain monetary limitations, federal regulations provide that loans to executive officers, directors, and principal shareholders must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for compatible transactions with other persons who are not employed by the Bank and which do not involve more than the normal risk of repayment or present other unfavorable features. Both federal and state regulations provide that, except for loans that fall below a certain monetary limit or that are for approved purpose, loans to executive officers, principal shareholders, directors, and their related interests must be approved by the board of directors with the director or officers with the related interests abstaining from the vote. This abstention also includes leaving the room during the discussion and vote on the loan approval.

         F.       LOANS TO OTHER OFFICERS AND EMPLOYEES

                  Bank employees, other than those noted in the section above, are eligible to borrow from the Bank in accordance with the rules of the Employee Loan Policy, available through the President or Senior Loan Officer.

                  With the exception of preferential loans by executive officers from correspondent banks, neither Bank policies nor federal banking regulations restrict employee borrowing relationships with other institutions. However, each employee is expected to maintain his or her financial affairs in a satisfactory manner, and to manage debts in relation to income and net worth.

         G.       SELF-DEALING OR TRADING ON ONE'S POSITION

                  Employees are prohibited from self-dealing or otherwise trading on their positions with the Bank or the Company. Employees are also prohibited from accepting business opportunities from an individual or company doing or seeking to do business with the Bank or Company when that business opportunity is not available to other persons or that is made available because of such official position with the Bank. The Bank requires disclosure of all potential conflicts of interest, including those in which employees have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates, or competitors of the Bank or Company.

         H.       SERVICE WITH OUTSIDE ORGANIZATIONS FOR PROFIT

                  An employee must never become a director or an official of a business organized for profit without first obtaining a written statement from the chief executive officer stating there is no objection to such service. The request will then be reviewed for final approval by the board of directors to determine whether any conflicts of interest exist or appear to exist. Any fees earned by a staff member for service on an outside commercial board in which Legacy has no equity interest may be retained by the individual. Regarding employment outside Legacy, employees should not allow the outside employment to interfere with their job performance or require such long hours as to affect their physical or mental effectiveness. An employee is expected to devote full attention to Legacy's interest during regular hours of employment. All outside employment must be reported to and approved by the President and Legacy reserves the right not to approve any outside employment which could be detrimental to Legacy's image.

         I. INVOLVEMENT IN CIVIC, TRADE, EDUCATIONAL, CHARITABLE AND FRATERNAL AFFAIRS

                  Legacy encourages employees to participate in civic and charitable activities. For business reasons, it is sometimes desirable to have employees of Legacy become active members of not-


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                  for-profit organizations. Employees choosing to participate in civic, charitable, political, and professional association activities are responsible for seeing that such participation does not result in any actual or apparent conflict of interest, encroach upon working time, or otherwise interfere with regular duties. If an employee has any question in this regard, he or she should discuss the matter with the President.

         J.       PERSONAL FIDUCIARY APPOINTMENTS

                  Employees must not accept personal fiduciary appointments without first securing written approval from the board of directors, unless such appointments result from close family relationships.

         K.       PERSONAL FEES AND COMMISSIONS

                  No employee may accept personal fees or commissions in connection with any transactions on behalf of Legacy.

         L.       WORK RELATIONSHIPS

                  No employee shall give or receive any special considerations to the conditions of employment of another employee due to family or personal relationships. Just as external business decisions are based on sound, ethical business practices, all personnel decisions must be based on sound management practices and not be influenced by personal concerns.

         M.       SECURITIES UNDERWRITER

                  No staff member may become an officer, director, or employee of any securities underwriting corporation. It is prohibited by 12 USC 78.


III.     CONFIDENTIALITY

         A.       CONFIDENTIALITY:  GENERAL

                  Confidentiality is a fundamental principle of the financial services business. This principle is equally applicable to non-public information concerning Legacy and to similar information received by Legacy from a customer or supplier for a business purpose. This principle applies with equal force to both informal and formal communications.

         B.       CONFIDENTIAL INFORMATION CONCERNING LEGACY

                  Staff members must not divulge any non-public information regarding Legacy to any outsider except for a legitimate business purpose and with the understanding that the information is confidential and is to be used solely for the limited business purpose for which it was given and received.

         C.       CONFIDENTIALITY OF CUSTOMER RECORDS AND CREDIT FILES

                  Financial and personal information about customers is entitled to the same respect and care as funds or physical property. To protect the privacy rights of its customers, the Bank will:

                  1. Collect and maintain only that information which is specifically necessary to serve customer accounts properly and render fair credit judgment.



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                  2.       Maintain in a secure manner all files and record
                           keeping systems which contain information on customers.

                  3. Divulge no personal or credit information to third parties except with proper customer authorization, or pursuant to proper legal process or regulation, or for purposes of extension of credit by other lenders.

                  4. In the event of subpoena or other legal process requiring the organization to disclose customer information the following procedure will be implemented:

                           (i) Notify customers as promptly as possible of the request.

                           (ii) Make full use of the maximum legal waiting period before honoring the subpoena or other process, which will give the customer the opportunity to take any available legal recourse.

                           (iii) Refuse to permit inspection of files not directly requested by legal document. Only information specifically required will be released. Access to files not specified will not be permitted.

                  Instruct all employees with access to such files and information about these privacy provisions.

         D.       REQUESTS BY REGULATORY OR GOVERNMENTAL AGENCIES

                  Requests by regulatory or governmental agencies for information other than that required for Legacy examinations and required reports should be referred to the President, with the exception of FinCen requests that are handled by the Bank's OFAC Officer.


IV. MAINTENANCE OF OUR REPUTATION AND AVOIDANCE OF ACTIVITIES WHICH MIGHT REFLECT ADVERSELY ON THE BANK

         A.       BRIBES AND PREFERENTIAL TREATMENT

                  In accordance with applicable laws and regulations, employees are prohibited from soliciting for themselves or for a third party anything of value from anyone in return for any business service or confidential information of Legacy and accepting anything of value (other than bona fide salary, wages, fees or other compensation paid by Legacy in the usual course of business) from anyone in connection with the business of Legacy, whether before or after a transaction is discussed or consummated. All gifts received or offered, other than the exceptions listed below, should be immediately disclosed in writing to employee's supervisor and to Legacy's counsel. The exceptions are:

                  1. If the benefit is available to the general public under the same conditions that it is available to the bank employee.

                  2. Acceptances of gifts, gratuities, amenities, or favors based on obvious family or personal relationships (such as those with the parents, children or spouse of a bank official) when the circumstances make it clear that it is those relationships, rather than the business of the Bank, which are the motivating factors.

                  3. Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the


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                           expense would be paid for by the Bank as a reasonable
                           business expense if not paid for by another party.
                           The acceptable maximum value for each is:

                               Meals and refreshments              $50 or less
                               Travel and Lodging                  $500 or less
                               Entertainment                       $50 or less

                  4. Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Bank officials, such as home mortgage loans, except where prohibited by law.

                  5. Acceptance of advertising or promotional material of minimal value, such as pens, pencils, note pads, key chains, calendars and similar items.

                  6. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.

                  7. Acceptance of gifts not to exceed $100 in value that are related to commonly recognized events or occasions, such as a promotion, wedding, graduation, Christmas, bar or bat mitzvah, etc.

                  8. Acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment. The monetary value of such awards should not exceed $100.

                  If violations of these bribery and preferential treatment provisions occur, appropriate action will be taken immediately. Depending upon the severity and circumstances of the violation, such actions could range from requiring that reimbursement be made to the giving party up to termination of the employee involved in the violation. Employees must submit documentation of the nature and value of all gifts and other consideration or remuneration over $100 in value that are received in conjunction with or related to Bank business. The compliance officer will maintain this documentation in a permanent file.

                  The penalties for violations of the Bank Bribery Act will be imposed if the value of the item offered or received exceeds $100. Under the Act, the offense is a felony punishable by up to five years imprisonment and a fine of up to $1,000,000 or three times the value of the bribe or gratuity. If value does not exceed $100, the offense is a misdemeanor punishable by up to one year imprisonment and a maximum fine of $1,000.

         B.       PERSONAL INVESTMENTS

                  Employees are free to invest in stocks, bonds, and other securities at their discretion, but they must always comply with applicable laws and regulations. Speculation or excessive borrowing and gambling are not consistent with the prudent management of personal affairs expected of a Legacy employee. Staff members must never make changes in their personal investment portfolios on the basis of confidential information relating to Legacy or its customers.




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V.       DEALING WITH THE ASSETS OF THE BANK

         A.       PROPER ACCOUNTING

                  Legacy has established internal accounting controls and record keeping policies in order to meet both the legal and the business requirements of Legacy. Employees are expected to maintain and adhere to these control and policies. The accounting records of Legacy must be complete, accurate, and in reasonable detail. Such records include books of original entry and other financial information used for internal management decision making and external reporting. The underlying transactions must be properly authorized and recorded on a timely basis in order to permit preparation of financial statements in accordance with generally accepted accounting principles and maintain accountability of assets. No fund or asset that is not fully and properly recorded on Legacy's books is permitted. In addition, it is unlawful to falsify any book, record or account which reflects transactions of Legacy or dispositions of Legacy's assets. Employees should be certain that all transactions with other persons are properly documented and recorded to avoid any possible allegation that the Bank was assisting such persons in improperly recording or detailing the nature of the transactions involved. In addition, employees will adhere to the Currency Transaction Reporting Policy as required by federal law. All employees of Legacy who are authorized to incur business expenses are responsible for the accurate and timely reporting of such expenses. All expenditures must be in accordance with existing policies.

         B.       PROPRIETARY INFORMATION, PRODUCTS, SERVICES AND OTHER PROPERTY

                  All staff members are expected to protect Legacy's ownership of property, including information, products and services. The misuse or removal from Legacy's facilities of Legacy's furnishings, equipment, and supplies is prohibited, unless specifically authorized. This applies equally to other property created, obtained, or copied by Legacy for its exclusive use--such as client lists, files, reference materials and reports, computer software, data processing systems, and databases. Neither originals nor copies may be removed from Legacy's premises or used for purposes other than Legacy business without the President's authorization.

         C.       DISCLOSURE OF ACTUAL OR POTENTIAL VIOLATIONS

                  If an employee feels that he/she has violated or created a potential violation, or the appearance of a violation of this Code of Business Conduct and Ethics, even inadvertently, the employee should report the facts of the situation to his/her supervisor or to the President.

                  Similarly, if an employee is aware of an apparent violation of this policy by another employee, that fact should be reported in good faith to the President. The nature of some actual or potential violations, including the position of the employee involved, may dictate that the violation be reported directly to the board of directors or one or more of its members. Legacy will maintain a written record of any disclosures of actual or potential violations to this Code of Business Conduct and Ethics.


VI.      PERSONAL CONDUCT

         The Bank has certain standards of conduct that are expected of all employees. While most of them concern on-the-job issues, some necessarily involve conduct outside Legacy as well.

         A.       TREATMENT OF CUSTOMERS

                  All employees are expected to always be courteous and businesslike in their professional interactions with customers, co-workers, and members of the community. While we strive to



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                  maintain a pleasant work atmosphere, excessive personal
                  conversation, congregating in groups, joking, and idle conversation can be detrimental to the image we project and distracting to others, and therefore, inappropriate. Under no circumstances should any employee be talking to another employee while waiting on a customer unless it is pertaining to business regarding that customer. No employee should interrupt any conversation another employee is having with a customer, unless it relates to that customer's business with Legacy.

                  All employees should be friendly and give the customer their undivided attention. Always remember the "May I help you's," "Thank you's," and "I'm sorry's," and use the customers name in the conversation. Give individual consideration, and be tactful when it is necessary to refuse a request because of Bank policy. Apologize for errors or delays, and take time to be helpful.

         B.       TELEPHONE CONDUCT

                  A good telephone personality will win friends for the employee and Legacy. Telephone contacts warrant special consideration since the person calling cannot see the employee. The caller can only draw an impression from the employee's voice and manner. Be alert, pleasant, natural, distinct, and expressive. The telephone should be answered promptly, on the first ring if possible. Prompt answering helps build a reputation of efficiency on the part of the Bank.

                  Employees should identify themselves and their department when answering the phone. When answering another person's phone, the employee should identify him/herself and the individual whose phone they are answering (for example, "Mr(s). Reed's office, Sally Smith speaking"). If answering someone else's phone, an employee should always ask to take a message.

                  If a caller must be put on hold, he/she should first be asked if he/she does not mind holding. No caller should remain on hold for more than thirty seconds. If the customer waits on the line, a "thank you for waiting" is a must when the employee returns to the line.

         C.       INTERACTIONS WITH CO-WORKERS

                  A staff with a genuine spirit of teamwork is vital both to the efficient operation of Legacy and to the satisfaction of the employees. All employees must endeavor to assist other employees, both within their own departments and in other departments, on any matter in which they can. While an employee's first responsibility is to his/her own job, there are occasions when one employee is busy while another is not. In such situations, employees who are not busy are expected to "lend a hand" to those who are.

                  Also, all employees are expected to be sensitive to the concerns and workloads of employees in departments other than their own and to attempt to find ways to alleviate problems in this regard. Similarly, supervisors will develop policies that reduce the imbalances in workflow between departments. Complete teamwork involves effort and cooperation by management and every member of our organization.

         D.       PUBLIC ACTIVITIES AND AFFAIRS

                  When participating in public affairs and other off-the-job activities, all employees are cautioned to refrain from conduct that could reflect negatively on the participant or Legacy.

                  Endorsements, testimonials, and publications must be presented to the President for approval. None of these activities are to be represented, implied, construed, or directed as actions and/or endorsements of the Bank unless explicitly sanctioned by the board of directors.



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                  As mentioned, all employees of the Bank, particularly
                  managers, are encouraged to participate in civic organizations and political activities provided such participation does not unduly interfere with their duties or cause detrimental action to Legacy.

                  An employee who considers becoming a candidate for any elective public office or being appointed to any governmental position, should inform the Bank and obtain prior approval of the board of directors through the President.


VII.     ACTIONS IN CASES OF NON-COMPLIANCE

         The importance and seriousness of this subject cannot be overemphasized. Instances of non-compliance with the provisions or spirit of this Code of Business Conduct and Ethics will be dealt with in a direct and fair-handed manner. When all the pertinent facts of a case have been determined, at a level commensurate with the seriousness of the case, Legacy will take appropriate action, which may include, but is not limited to, the following:

         A. Appropriate consideration will be given if the instance was voluntarily disclosed by the employee involved.

         B. If the violation appears inadvertent and not of highly serious consequence, remedial instruction and training by the employee's supervisor may be the appropriate remedy.

         C. Progressively more serious violations may warrant progressively stronger bank action including a letter of reprimand to the employee with a copy to the employee's personnel file, suspension without pay for an appropriate length of time, or dismissal.

         D. A Uniform Criminal Referral Form may be filed no later than seven business days following the discovery of the violation and in accordance with applicable regulatory guidelines.

         An employee proposed to be subjected to any disciplinary action because of an alleged violation shall have the right to appeal his or her case to the board of directors. The board's decision in such cases shall be final.


THE ABOVE POLICY HAS BEEN RECEIVED, READ AND UNDERSTOOD BY THE FOLLOWING.


Employee Name:    _____________________________________